Exhibit 99.1

News Release

Craig Manson
Investor Relations
Ceridian Corporation
952/853-6022

Pete Stoddart
Media Relations
Ceridian Corporation
952/853-4278

Ceridian Reports Third Quarter 2007 Results

Third Quarter 2007 Financial Highlights:

•	Diluted EPS was $.28, including one-time net charges of $.03. Diluted EPS of $.32 for the third quarter of 2006 included an income tax related gain of $.06 and one-time net charge of $.01.

•	Revenue was $412.4 million, up 6.7 percent over prior year.

•	Human Resource Solutions (HRS) revenue up 3.4 percent, to $271.8 million.

•	Comdata revenue up 13.7 percent, to $140.6 million.

•	HRS and Comdata segment operating margins were 7.7 percent and 30.4 percent, respectively, including the impact of one-time net charges.

•	Average customer funds balance grew 11.3 percent.

•	Cash balance at September 30, 2007 was $490.3 million. Debt balance stands at $85.5 million.

•	Cash flow from operations was $114.6 million. Capital expenditures were $12.3 million.

MINNEAPOLIS, October 22, 2007 — Ceridian Corporation (NYSE: CEN) today reported third quarter 2007 net earnings of $41.0 million, or $.28 per diluted share, on revenue of $412.4 million. For the third quarter of 2006, net earnings were $45.6 million, or $.32 per diluted share on revenue of $386.5 million. For the nine months ended September 30, 2007, net earnings were $125.7 million, or $.87 per diluted share, on revenue of $1,225.9 million. For the nine months ended September 30, 2006, net earnings were $124.0 million, or $.85 per diluted share, on revenue of $1,161.1 million. One-time charges in the third quarter of 2007 for severance and proxy-related costs totaled $10.3 million pre-tax, or $.04 per diluted share. The company also recorded a one-time pre-tax gain of $3.1 million, or $.01 per diluted share, on the sale of an investment during the quarter. One-time items in the third quarter of 2006 included an income tax related gain of $.06 per diluted share, a gain of $.02 per diluted share on the sale of a business and a charge of $.03 per diluted share to reserve for the anticipated settlement of a legal matter.

“We are pleased with the Company’s third quarter financial performance,” said Kathryn V. Marinello, president and chief executive officer of Ceridian Corporation. “We continued to execute successfully on the five point operational plan adopted earlier this year.”

“We continue to make progress improving margins in the HRS business,” Marinello continued. “HRS margins improved 30 basis points compared to the prior year quarter, despite the net negative impact of allocated one-time items of $5.8 million. Excluding one-time items, HRS margins for the quarter improved over 400 basis points on a year-over-year basis. HRS margins rose due to higher customer retention levels, growth in our float balances, ongoing cost reduction and productivity improvement initiatives and lower legacy pension costs.”

“Growth in the HRS business was driven by strong performance in Canada and growth in customer float balances. As expected, absolute growth in HRS revenue was dampened by approximately 1 percent by two business divestitures that occurred in the past twelve months and by relatively weak order activity earlier in the year. Order growth in HRS rebounded into the high teens on a percentage basis over the prior year on a strong across-the-board performance. Float balance growth was very strong at 11.3 percent and the yield was flat compared to the prior year quarter at 4.7 percent. The external economic environment had little impact on our results for the quarter. Customer employment levels during the quarter were up approximately 2 percent year-over-year and on plan.”

“Comdata posted another solid performance,” Marinello said. “Revenue was up 13.7 percent, extending Comdata’s string of double-digit top-line growth quarters to fourteen. Overall growth in the transportation business was in the mid-single digits on a percentage basis, driven primarily by strong BusinessLink transaction growth in both the over-the-road and business fleet markets, private label processing and in regulatory compliance. Over-the-road trucking transactions were up about 1 percent. Organic growth in the retail services business was very strong at over 20 percent, driven primarily by robust demand for gift cards. Comdata’s margins for the quarter were 30.4%, and included allocated proxy-related charges of $1.4 million. Margins were lower on a year-over-year basis because of a higher mix of lower margin gift card sales, additional IT investments, and seasonal pressure related to the mall gift card program management business acquired in the fourth quarter of 2006. Fuel prices had little impact on the quarterly results. About 30 percent of Comdata’s diesel fuel price exposure for 2007 is covered by derivatives at a price of $2.65 per gallon.”

Cash flow from operations, capital expenditures and depreciation and amortization for the quarter were $114.6 million, $12.3 million, and $21.0 million, respectively.

Stock-based compensation expense for the quarter was $4.8 million pre-tax, or $.02 per diluted share. Stock-based compensation expense in the third quarter of 2006 was $4.0 million pre-tax, or $.02 per diluted share.

About Ceridian

Ceridian Corporation (www.ceridian.com) is a business services company that helps its customers maximize the power of their people, lower their costs and focus on what they do best. The Company serves businesses and employees in the United States, Canada and Europe. Ceridian is a major provider of human resources outsourcing in the United States, Canada and the United Kingdom, and offers a broad range of human resource services, including payroll, benefits administration, tax compliance, HR information systems and Employee Assistance Program (EAP) and work-life solutions. Through its Comdata subsidiary, Ceridian is a major payment processor of credit card, debit card and stored value card transactions, primarily for the trucking and retail industries in the United States.

Cautionary Note Regarding Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Ceridian Corporation contained in this release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes,” or “plans,” or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Ceridian that could cause such material differences are identified and discussed from time to time in Ceridian’s filings with the Securities and Exchange Commission.

Ceridian undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Ceridian makes on related subjects in future reports to the SEC.

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Schedule A

CONSOLIDATED STATEMENTS OF OPERATIONS	Ceridian Corporation
(Dollars in millions, except per share data)	and Subsidiaries

(Unaudited)

	For Periods Ended September 30,
	Current Quarter		Year to Date
	2007	2006	2007	2006
Revenue	$412.4	$386.5	$1,225.9	$1,161.1
Costs and Expenses
Cost of revenue	232.8	213.6	676.4	634.2
Selling, general and administrative	112.1	112.9	348.7	336.4
Research and development	7.3	7.7	20.5	22.4
Loss on derivative instruments	0.0	(0.7)	1.7	2.4
Other income	(3.1)	(5.7)	(8.2)	(9.7)
Interest income	(5.9)	(2.4)	(15.3)	(10.5)
Interest expense	1.4	1.5	4.5	4.5
Total costs and expenses	344.6	326.9	1,028.3	979.7

Earnings before income taxes	67.8	59.6	197.6	181.4

Income tax provision	26.8	14.0	71.9	57.4

Net earnings	$41.0	$45.6	$125.7	$124.0

Earnings per share
Basic	$0.29	$0.33	$0.88	$0.87
Diluted	$0.28	$0.32	$0.87	$0.85

Shares used in calculations (in thousands)
Weighted average shares (basic)	143,964	138,905	142,967	142,888
Dilutive securities	1,801	2,355	2,005	2,821
Weighted average shares (diluted)	145,765	141,260	144,972	145,709

Schedule B

CONDENSED CONSOLIDATED BALANCE SHEETS	Ceridian Corporation
(Dollars in millions)	and Subsidiaries

(Unaudited)

	September 30, 2007	December 31, 2006
Cash and equivalents	$490.3	$294.7
Trade and other receivables, net	820.7	682.2
Other assets	1,377.4	1,364.1
Total assets before customer funds	2,688.4	2,341.0
Customer funds	3,819.8	4,593.4
Total assets	$6,508.2	$6,934.4

Debt	$85.5	$100.5
Drafts and settlements payable	349.1	269.2
Other liabilities	616.1	596.6
Total liabilities before customer funds obligations	1,050.7	966.3
Customer funds obligations	3,820.0	4,596.9
Total liabilities	4,870.7	5,563.2
Stockholders’ equity	1,637.5	1,371.2
Total liabilities and stockholders’ equity	$6,508.2	$6,934.4

Schedule C

Ceridian Corporation and Subsidiaries

Revenue Comparisons

(Dollars in millions)

(Unaudited)

	Third Quarter		Nine Months YTD
	2007	2006	2007	2006
HRS	$271.8	$262.7	$834.4	$817.1
Comdata	140.6	123.8	391.5	344.0

Total revenue	$412.4	$386.5	$1,225.9	$1,161.1

Ceridian Corporation and Subsidiaries Earnings Comparisons (Dollars in millions) (Unaudited)

	Third Quarter
	2007		2006
		% of Segment Revenue		% of Segment Revenue
HRS	$20.7	7.7%	$19.6	7.4%
Comdata	42.7	30.4%	39.1	31.6%

Earnings before interest and taxes	63.4		58.7

Interest, net (not allocated to business units)	4.4		0.9

Earnings before income taxes	$67.8		$59.6

	Nine Months YTD
	2007		2006
		% of Segment Revenue		% of Segment Revenue
HRS	$74.1	8.9%	$61.8	7.6%
Comdata	112.8	28.8%	113.6	33.0%

Earnings before interest and taxes	186.9		175.4

Interest, net (not allocated to business units)	10.7		6.0

Earnings before income taxes	$197.6		$181.4